UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2009

TOPSPIN MEDICAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-144472	510394637
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

36 Rothschild Blvd. Tel Aviv, Israel	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-3-5257368

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 5, 2009, TopSpin Medical, Inc. (the “Company”) and Top-Notch Consultancy 2009 Ltd. (“Top-Notch”), an entity of which Mr. Ehud Gilboa, the Chairman of the Company’s Board of Directors, is the controlling shareholder, entered into an agreement pursuant to which Mr. Gilboa will provide consulting services to the Company. The agreement, which is governed by Israeli law, became effective under Israeli law upon the execution of an amendment on May 5, 2009 to an earlier agreement between the Company and Top-Notch dated April 19, 2009 (this earlier agreement, as amended, is referred to in this Current Report on Form 8-K as the “Consulting Agreement”). The Consulting Agreement sets forth the terms upon which Mr. Gilboa, through Top-Notch, would provide consulting services as reasonably requested by the Board for at least 80 hours per month. The Consulting Agreement provides that Mr. Gilboa will be paid a monthly fee of 34,105 NIS (approximately $8,300); Mr. Gilboa will be entitled to receive such fees retroactively from January 1, 2009. In addition, the Company will pay for up to 50% of all fixed and variable maintenance costs of Mr. Gilboa’s cellular phone. Under the terms of the Consulting Agreement, the consulting relationship may be terminated by either party at any time upon 45 days’ written notice, and by the Company in certain cases involving a breach of the Consulting Agreement by Mr. Gilboa. The Consulting Agreement includes customary non-compete and confidentiality obligations.

A copy of Consulting Agreement is attached hereto as Exhibits 10.1 and 10.2 and is incorporated herein by reference. The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement.

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in a current report on Form 8-K filed on April 8, 2009, Tami Sharbit-Bachar, our Director of Finance, tendered her letter of resignation on April 2, 2009. As of May 31, 2009, Ms. Sharbit-Bachar’s employment with the Company will terminate, but she will be entitled to receive salary payments through June 7, 2009. Under the terms of her employment agreement, Ms. Sharbit-Bachar’s vested but unexercised options expire upon termination, but the Board has approved extension of the expiration date of such vested but unexercised options until May 31, 2011.

On May 6, 2009, the Company entered into an employment agreement with Eldad Yehieli (the “Yehieli Employment Agreement”), pursuant to which Mr. Yehieli, 53, will serve as the Chief Financial Officer of the Company. From 2004 until 2007, Mr. Yehieli provided freelance financial consulting services to private individuals and companies. Since 2007, Mr. Yehieli served as the Chief Financial Officer of Golden Point LCD. Mr. Yehieli is a certified public accountant in both the United States and Israel.

The Yehieli Employment Agreement provides for a monthly salary of 25,000 NIS (approximately $6,100). The Company will pay for a car and a cellular phone to be used by Mr. Yehieli in connection with his employment by the Company. Under the terms of the Yehieli Employment Agreement, the agreement may be terminated by either party at any time upon 45 days’ written notice, and by the Company in certain cases involving a breach of the Yehieli Employment Agreement by Mr. Yehieli; the Company also has the option of terminating Mr. Yehieli’s employment at any time (without satisfying the 45 days’ prior written notice described above) upon payment of the monthly salary amount. The Yehieli Employment Agreement also provides for the grant of 1,500,000 options to purchase share of the Company’s common stock; 750,000 of the 1,500,000 options have an exercise price of 0.011 NIS/share (approximately $0.003/share) while the remaining 750,000 options may be exercised at a price of 0.022 NIS/share (approximately $0.005/share).

The disclosure regarding the Consulting Agreement set forth in Item 1.01 of this current report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement by and among TopSpin Medical, Inc. and Top-Notch Consultancy 2009 Ltd., dated April 19, 2009.

10.2	Amendment to the Consulting Agreement by and among TopSpin Medical, Inc. and Top-Notch Consultancy 2009 Ltd., dated May 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPSPIN MEDICAL, INC.

Date: May 11, 2009

By: /s/ Tami Sharbit-Bachar
Name: Tami Sharbit-Bachar
Title: Director of Finance and Secretary

Exhibit
Number	Description
10.1	Consulting Agreement by and among TopSpin Medical, Inc. and Top-Notch Consultancy 2009 Ltd., dated April 19, 2009.
10.2	Amendment to the Consulting Agreement by and among TopSpin Medical, Inc. and Top-Notch Consultancy 2009 Ltd., dated May 5, 2009.